Exhibit 10.12

October 5, 2017

Dear Tim,

I am very pleased you have decided to join the MasterCraft Team. We all look forward to working with you.

The complete terms of our offer are as follows:

Job Title:	President, NauticStar

Salary/Bonus:

Your base annual salary will be $290,000. You will be eligible for the management bonus plan for FY 2018. Our FY runs July through June. You will have the potential to receive a bonus of up to 50% of your base salary based on the Company's financial performance and on achievement of agreed upon KPO's (to be determined).

LTIP:

You are eligible to be covered by the Company's Long Term Incentive Plan. This plan will allow you to earn up to 50% of your base salary in stock based compensation. The Compensation Committee will provide you with specific grant information at the end of each fiscal year.

Benefits:

You are eligible to be covered by the Company's health, medical, life, and pension programs after the applicable waiting periods. You are eligible for one week of paid vacation in 2017 and four weeks in 2018. You are eligible for all other benefits as described in the enclosed Benefits Summary.

Once again, we are very pleased to be making you this offer and are glad you decided to bring your professional skills to our company at this very critical time in our history.

Please confirm acceptance of this offer by signing a copy and returning it to me. The other is for your own records.

Sincerely,
/s/ Terry McNew
Terry McNew
President & CEO

Agreed:	/s/ Tim Schiek	Date:	10/9/17
	Tim Schiek		3:02 PM Eastern

100 Cherokee Cove Drive Vonore, Tennessee 37885 423.884.2221